                                                                 EXHIBIT 11

                                                                (Unaudited)


                                 C.M. CORP.
                                 ----------

                       INCOME (LOSS) PER COMMON SHARE
                       ------------------------------
                 FOR THE CONDENSED STATEMENTS OF OPERATIONS
                 ------------------------------------------

               (Dollars in Thousands, Except Per Share Data)



                                    Three Months Ended   Six Months Ended
                                         June 30,            June 30,
                                    ------------------   ----------------
                                      1997      1996      1997      1996
                                     -------  --------   -------  -------

Net income (loss) ............       $    11   $     7   $    22  $   (20)
                                     =======   =======   =======  =======

Total common shares ..........         1,000     1,000     1,000    1,000
                                     =======   =======   =======  =======

Income (loss) per common share       $    11   $     7   $    22  $   (20)
                                     =======   =======   =======  =======